QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[DRAFT]

[LETTERHEAD OF DORSEY & WHITNEY LLP]

Hostopia.com Inc.
110 East Broward Blvd., Suite 1650
Fort Lauderdale, Florida 33301

Re:	Registration Statement on Form S-1 (SEC File Number 333-135533)

Ladies and Gentlemen:

        We have acted as counsel to Hostopia.com Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1, as amended (the "Registration Statement"), relating to the proposed issuance and sale by the Company and the selling stockholders identified in the Registration Statement (the "Selling Stockholders") of up to     ,000,000 shares of the Company's common stock, par value $0.0001 per share (including     ,000,000 shares to be subject to the Underwriters' over-allotment option) (the "Shares"). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the "Underwriting Agreement").

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

        We have also assumed that the Shares will be issued and sold as described in the Registration Statement.

        Based upon the foregoing, we are of the opinion that the Shares to be registered for sale by the Company and the Selling Stockholders have been duly authorized by the Company, and the Shares to be registered for sale by Selling Stockholders are, and the Shares to be registered for sale by the Company, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be, validly issued, fully paid and nonassessable under the Delaware General Corporation Law.

        Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated:             , 2006

Very truly yours,
DORSEY & WHITNEY LLP

QuickLinks

[DRAFT] [LETTERHEAD OF DORSEY & WHITNEY LLP]